Exhibit 10.1

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc. Morgan Stanley Bank N.A	JPMorgan Chase Bank, N.A.	Wells Fargo Bank, National Association Wells Fargo Securities, LLC

U.S. Bank National Association	Bank of Montreal	KeyBank National Association

January 24, 2018

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

Attention: Richard Dziadzio

Ladies and Gentlemen:

Project Michigan

$1.5 Billion Bridge Facility

Amended and Restated Commitment Letter

Reference is hereby made to (i) the Commitment Letter, dated as of October 17, 2017 (as modified by that certain Joinder Agreement to the Commitment Letter, dated as of November 3, 2017 (the “Joinder Agreement”, and such Commitment Letter as so modified, the “Original Commitment Letter”)) among Assurant, Inc., a Delaware corporation (“you” or the “Borrower”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and each of Morgan Stanley Bank, N.A. (“MS Bank” and together with MSSF, “Morgan Stanley”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Bank, National Association (“Wells Fargo”), U.S. Bank National Association (“U.S. Bank”), Bank of Montreal, and KeyBank National Association (“KeyBank”, and together with MS Bank, JPMorgan, Wells Fargo, U.S. Bank and Bank of Montreal, collectively the “Additional Commitment Parties”, the Additional Commitment Parties together with MSSF, collectively the “Initial Lenders”, and the Initial Lenders together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) and (ii) the interim Commitment Letter, dated as of January 8, 2018 (the “Interim Commitment Letter”) among the Borrower, MSSF, JPMorgan, Wells Fargo and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo, collectively, “Wells”). The Original Commitment Letter is hereby amended and restated in its entirety as follows:

The Borrower has advised the Commitment Parties that the Borrower has entered into an Amended and Restated Agreement and Plan of Merger dated as of January 8, 2018 (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Amended and Restated Merger Agreement”) by and among the Borrower, TWG Holdings Limited, a Bermuda limited company (the “Target”, and together with its subsidiaries, the “TWG Business”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Spartan Merger Sub, Ltd., a Bermuda exempted limited liability company and a direct wholly-owned subsidiary of the Borrower (“Merger Sub”), and Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Target (“TWG Merger Sub”), pursuant to or in connection with which (i) the Borrower will acquire the Target pursuant to a statutory merger (the “Merger”), whereby Merger Sub will merge with and into the Target, with the Target surviving such Merger and (ii) the Target and TWG Re will undertake an internal reorganization such that, at the time of the Merger, the outstanding capital stock of the Target will consist exclusively of ordinary shares and TWG Re will be a wholly-owned subsidiary of the Target. The transactions described in this paragraph are collectively referred to herein as the “Merger Transactions.”

In that connection, you have advised us that the total amount required to effect the Merger Transactions (including (i) payment of merger consideration and (ii) refinancing certain existing indebtedness of the TWG Business) and to pay the fees and expenses incurred in connection with the foregoing shall be provided by a combination of (a) cash on the balance sheet, (b) the borrowing by the Borrower of term loans pursuant to the Term Loan Agreement, as defined below (the “Term Loan Facility”), and (c) a combination of (i) the issuance by the Borrower of unsecured debt securities, equity securities, and/or equity-linked securities (the foregoing financings described in this clause (c), collectively, the “Permanent Financing”), and/or (ii) to the extent the Borrower does not issue the Permanent Financing on or prior to the Closing Date (as defined below), the borrowing by the Borrower of loans under a 364 day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $1.5 billion and comprised of (a) a $1.0 billion tranche (the “Original Tranche”) and (b) a $500 million tranche (the “Incremental Tranche”), in each case having terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto), and being subject solely to the Conditions Precedent to Closing attached hereto as Exhibit B (together with Exhibit A, the “Term Sheet”, and together with this letter, this “Commitment Letter”). The Merger Transactions, the Term Loan Facility, the Permanent Financing, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

The date of the consummation of the Merger Transactions and on which the Facility shall be available is herein referred to as the “Closing Date”.

1. Commitment. In connection with the Transactions, each Initial Lender is pleased to commit to provide the aggregate principal amount of the Original Tranche and Incremental Tranche set forth opposite such Initial Lender’s name on Schedule I hereto, in each case on a several and not joint basis and on the terms and subject only to the conditions set forth herein and in the Term Sheet; provided, that the amount of the Facility and the aggregate commitments of the Commitment Parties hereunder for the Facility shall be automatically reduced on a pro rata basis at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Exhibit A hereto.

It is understood that each of MSSF, JPMorgan and Wells Fargo Securities shall act as a joint lead arranger and joint bookrunner (in such capacities, the “Arrangers”) and that MSSF shall act as sole administrative agent for the Facility. You agree that no other agents, co-agents, co-arrangers, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facility, unless you and the Arrangers shall agree; provided, that you and the Arrangers agree to the appointment of titles and the allocation of compensation set forth in the syndication strategy agreed to between you and the Arrangers prior to the date of the Interim Commitment Letter (as such strategy may be modified from time to time by the Borrower in consultation with the Arrangers, the “Syndication Strategy”). It is further agreed that MSSF will have “upper left” placement in all marketing documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement, that JPMorgan shall appear immediately to the right of MSSF and that Wells shall appear immediately to the right of JPMorgan.

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2. Syndication. The Arrangers reserve the right, in one or more stages, prior to or after execution of the definitive documentation for the Facility (the “Credit Documentation”), in consultation with you, to syndicate all or a part of the Arrangers’ (or their applicable affiliates’) commitments to one or more financial institutions and/or lenders (collectively, the “Lenders”), which syndication (such term being understood to include the syndication of the Arrangers’ (or their applicable affiliates’) commitments) shall be managed by the Arrangers in consultation with you and shall be subject to the terms hereof; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the date that is 45 days after the date of the Interim Commitment Letter (the “Initial Syndication Period”), the selection of Lenders, any roles awarded and allocations by the Arrangers shall be in accordance with the Syndication Strategy or otherwise subject to your approval (which approval may or may not be provided in your sole discretion); provided, that such approval shall not be required with respect to the selection of any Lender that is a party to the Credit Agreements (as defined below) and (b) following the achievement of a Successful Syndication, you shall have the applicable consent rights with respect to assignments of commitments and loans under the Facility as set forth in the Term Sheet. The applicable commitments of JPMorgan and Wells Fargo hereunder with respect to the Facility shall be reduced pro rata between them and dollar-for-dollar as and when commitments for the Facility are received from Lenders only if and to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arrangers and you (each a “Joinder Agreement”) or (ii) party to the bridge loan agreement for the Facility (the “Bridge Loan Agreement”, and together with the other definitive documentation for the Facility, the “Credit Documentation”) as a “Lender” thereunder. Notwithstanding the Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, except with respect to any portion of the Arrangers’ (or their applicable affiliates’) commitments hereunder which has been assigned to Lenders who have either executed Joinder Agreements or become party to the Bridge Loan Agreement as described above, the Arrangers shall not be relieved, released or novated from their commitments (or their respective affiliates’) hereunder (including its obligation to fund under the Facility on the Closing Date in accordance with the terms and conditions set forth in this Commitment Letter) in connection with any syndication, assignment or participation of the Facility, until the funding of the Facility has occurred on the Closing Date.

You agree to use your commercially reasonable efforts to actively assist the Arrangers in completing a syndication reasonably satisfactory to the Arrangers and you as soon thereafter as practicable until the date that a Successful Syndication is achieved (it being acknowledged by the Arrangers that a Successful Syndication has been achieved as of the date hereof). Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate members of your senior management and advisors, on the one hand, and the proposed Lenders, on the other hand, at such times during normal business hours as are mutually agreed, (c) your assistance in the preparation of a confidential information memorandum (a “Confidential Information Memorandum”) and other customary marketing materials (other than materials the disclosure of which would violate any law, rule or regulation or any confidentiality obligation or waive attorney-client privilege; it being understood that if any such information is withheld in reliance on this parenthetical in respect of confidentiality or privilege, you shall advise the Arrangers of such fact and shall, following a reasonable request from the Arrangers, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality or waive the relevant privilege, including by requesting consent from the applicable contractual counterparty to disclose any information) to be used in connection with the syndication by providing information and other customary materials reasonably requested in connection therewith,

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(d) your promptly executing one or more Joinder Agreements in accordance with this Section 2, and (e) the hosting, with the Arrangers, of one or more meetings or conference calls with prospective Lenders, at reasonable times and locations to be mutually agreed upon, as reasonably requested by the Arrangers . Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters and without limiting your obligations to assist with syndication efforts as set forth herein, (x) none of the foregoing shall constitute a condition to the commitments hereunder or the funding under the Facility on the Closing Date and (y) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition to the commitments hereunder or the funding under the Facility on the Closing Date.

Until the date that is the earlier of (a) a Successful Syndication and (b) 60 days after the Closing Date, you agree that without the consent of the Arrangers there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries or (through the use of the Borrower’s commercially reasonable efforts in accordance with the Merger Agreement) by any of the TWG Business (other than (i) the Permanent Financing, (ii) the Term Loan Facility to the extent arranged by the Arrangers, (iii) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, issuances of commercial paper, financial leases, hedging and cash management obligations and any other similar ordinary course debt, (iv) purchase money and equipment financings and similar obligations, (v) any amendment, refinancing or renewal of (x) the Term Loan Agreement, dated as of December 15, 2017 among the Borrower, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the “Term Loan Agreement” and (y) the Amended and Restated Credit Agreement, dated as of December 15, 2017 among the Borrower, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the “Revolving Credit Agreement”, and together with the Term Loan Agreement, collectively, the “Credit Agreements”); provided, that any amendment, refinancing or renewal of the Credit Agreements shall be in consultation with the Arrangers, (vi) any indebtedness permitted to be incurred by the TWG Business under the Merger Agreement and (vii) any indebtedness of any Managed Vehicle (as defined in the Credit Agreements); provided, that (a) such indebtedness described in this clause (vii) shall be Non-Recourse Indebtedness (as defined in the Credit Agreements) and (b) the offering, placement or arrangement of such indebtedness described in this clause (vii) shall not be syndicated to any commercial bank market that would in the reasonable opinion of the Arrangers be expected to materially impair the syndication of the Facility.

In addition, you agree to use commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Financial Services LLC and a public corporate family rating from Moody’s Investor Services, Inc. (but in either case no specific rating shall be required), in each case with respect to the Borrower, prior to the Closing Date.

The Arrangers will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, subject to the limitations and requirements set forth above.

In acting in its capacity as Arranger, no Arranger will have any responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facility.

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You agree that, subject to the confidentiality obligations contained herein, the Arrangers may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”) on a confidential basis in accordance with the Arrangers’ standard syndication practices (including hard copy and via electronic transmissions). You further agree to assist, at the request of the Arrangers, in the preparation of a version of a Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or could be derived from publicly available information) or (b) not material with respect to you, the TWG Business or your subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arrangers to any Lender or potential Lender in connection with the syndication of the Facility as containing solely Public Lender Information by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark any document as “PUBLIC”). You acknowledge and agree that, after having been given a reasonable opportunity to review such documents, the following documents will contain solely Public Lender Information unless you advise the Commitment Parties that such material contain Private Lender Information: (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent approved by you prior to distribution; and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent that (a) all written information (other than the Projections, forward-looking statements, estimates and general economic or industry specific information) (the “Information”) that has been or will be furnished to us or any of our affiliates or any Lender or potential Lender by you, the TWG Business, or any of your or its representatives does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not materially misleading (when taken as a whole and after giving effect to all supplements and updates thereto); provided, that such representation with respect to the TWG Business prior to the Closing Date is made only to the best of your knowledge and (b) the Projections, estimates and forward-looking information that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of the delivery of such Projections, estimates and other forward-looking information (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized). If at any time, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the TWG Business, use your commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that (to the best of your knowledge with respect to the TWG Business prior to the Closing Date) such representations will be correct in all material respects at such time until (i) if a Successful Syndication has been achieved by the Closing Date, the Closing Date or (ii) if a Successful Syndication has not been achieved by the Closing Date, the earlier of (x) the achievement of a Successful Syndication and (y) 60 days after the Closing Date. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

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We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the TWG Business or any of the matters contemplated hereby in connection with the Transactions, in each case on a confidential basis.

4. Fees. As consideration for our commitments hereunder and each Arranger’s agreement to perform the services described herein, you agree to pay (when due and payable) the non-refundable fees set forth in the Term Sheet and in (i) the original Fee Letter, dated as of October 17, 2017, between MSSF and you, (ii) the Supplemental Fee Letter, dated as of January 8, 2018, among you, MSSF, JPMorgan and Wells, and (iii) the Joinder Fee Letter, dated as of the date hereof among you, the Arrangers and the Initial Lenders (collectively, the “Fee Letters”).

5. Conditions Precedent. Our commitments and agreements hereunder are subject solely to those conditions specified in Exhibit B; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Credit Documentation) other than those that are expressly stated in Exhibit B to be conditions to the funding under the Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the funding requested by you under the Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (i) the Merger Agreement Representations (as defined below) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Exhibit B hereto are satisfied.

For purposes of the previous paragraph, (a) “Merger Agreement Representations” means the representations and warranties made by or on behalf of or related to the TWG Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable subsidiary) have the right to terminate your (or its) obligation to consummate the Merger Transactions under the Merger Agreement or the right not to consummate the Merger Transactions pursuant to the Merger Agreement as a result of a breach of such representations and warranties and (b) “Specified Representations” means the representations and warranties of the Borrower set forth in the Credit Documentation relating to corporate or other organizational existence of the Borrower and each Guarantor (as defined in the Term Sheet); organizational power and authority (as to execution, delivery and performance of the Credit Documentation) of the Borrower and each Guarantor; the due corporate authorization, execution and delivery of the Credit Documentation by the Borrower and each Guarantor; enforceability and governmental authorizations, in each case, as it relates to entering into and performance of the Credit Documentation by the Borrower and each Guarantor; the Credit Documentation not conflicting with (i) organizational documents or (ii) any agreement or instrument governing committed or outstanding Material Indebtedness (as defined in the Credit Agreements) of the Borrower (in the case of this clause (ii), without giving effect to any “material adverse effect” qualification); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B); Federal Reserve margin regulations; Investment Company Act; use of proceeds in violation of OFAC and FCPA; and anti-money laundering laws. The provisions in this Section 5 are referred to as the “Limited Conditionality Provisions.”

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6. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by you or any of your affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon written demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, including the reasonable fees and expenses of one common counsel, of reasonably required local counsel (limited to one such local counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction) to each group of similarly situated affected indemnified persons taken as a whole; provided, further, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to result directly from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any Related Person (as defined below) thereof or (B) a material breach by such indemnified person or any Related Person thereof of its obligations under this Commitment Letter or the Fee Letters or (ii) result from a dispute solely among indemnified persons that does not involve an act or omission by you or any of your affiliates and are not brought against such indemnified person in such capacity as an agent or arranger or similar role under the Facility, and (b) to reimburse each Commitment Party and its affiliates upon written demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letters and the Credit Documentation) or the administration, amendment, modification or waiver thereof and in connection with the enforcement of any of its rights and remedies hereunder; provided, that you shall only be obligated to reimburse the Commitment Parties and their affiliates for the reasonable fees and expenses of one common counsel, of reasonably required local counsel (limited to one such local counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction plus one reasonably required insurance regulatory counsel) to the affected indemnified person. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result directly from (x) the willful misconduct, bad faith or gross negligence of such indemnified person or any Related Person thereof or (y) material breach by such indemnified person or any Related Person thereof of its obligations under this Commitment Letter or the Fee Letters. None of you or your affiliates, the TWG Business, the Commitment Parties or any other indemnified party shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letters, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification or reimbursement hereunder. For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons, in the case of this clause (c), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate.

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You will not, without the prior written consent of the indemnified persons (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (b) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld or delayed); provided, however, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. The provisions of this paragraph and the immediately preceding paragraph shall be superseded by the indemnity and expense provisions of the Credit Documentation after the Closing Date to the extent covered thereby.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties. You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem appropriate.

7. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) whether the Merger Transactions have been consummated in accordance with the terms of the Merger Agreement, (ii) whether a Target Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Merger Agreement Representations. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

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8. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (including the Term Sheet) and the contents thereof (but not the Fee Letters or the contents thereof) may be disclosed to seller of the TWG Business and its officers, directors, employees, accountants, attorneys, agents, stockholders, partners, controlling persons, representatives and advisors in connection with their consideration of the Transactions on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter, you may disclose this Commitment Letter (but not the Fee Letters) in filings with the United States Securities and Exchange Commission (“SEC”) and other applicable regulatory authorities and stock exchanges, as required by law, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters, or the transaction contemplated thereby or enforcement hereof and thereof and (f) if the Arrangers consent to such disclosure. In addition, you may disclose (i) this Commitment Letter and the contents hereof to any rating agency on a confidential basis, (ii) this Commitment Letter and the contents hereof in any syndication of the Facility or in any confidential information memorandum, prospectus or offering memorandum related to any Permanent Financing issued in lieu of the Facility or in any public filing (including documents furnished) relating to the Transactions, (iii) the aggregate amount of fees and other compensation under the Facility (but without disclosing any specific fees, flex or other economic terms set forth in the Fee Letters) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Facility or in any prospectus or offering memorandum related to any securities issued in lieu of the Facility or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, (iv) the Fee Letters to the seller of the TWG Business and its officers, directors, employees, attorneys, accountants, agents, representatives and advisors, in each case in connection with the Transactions, on a confidential and need-to-know basis and redacted in a manner reasonably acceptable to the Arrangers and (v) the Fee Letters and the contents thereof on a confidential basis after the Closing Date to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their contents) on the earliest of (x) the date (if any) on which this Commitment Letter is publicly filed by the Borrower in accordance with clause (d) of this paragraph, (y) the Closing Date and (z) the date that is two years following the termination of this Commitment Letter in accordance with its terms.

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Each Commitment Party will treat as confidential all non-public and confidential information provided to it by you or on your behalf hereunder and shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter or the Fee Letters; provided, that nothing herein shall prevent such person from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facility (collectively, “Specified Counterparties”), (b) to its affiliates and officers, directors, employees, accountants, attorneys, agents and advisors (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information, (c) as may be compelled or requested in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person (i) shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request and (ii) agrees to the extent permitted under applicable law to inform you promptly thereof), (d) to any rating agency on a confidential basis; provided, that any disclosure of material non-public information shall require your prior approval, (e) in connection with an audit or examination by any state, federal or foreign authority or examiner regulating banks or banking, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transaction contemplated thereby or enforcement hereof and thereof and (g) to the extent such confidential information becomes publicly available (i) other than as a result of a breach of this provision or (ii) to it from a source, other than you, which it has no reason to believe has any confidentiality or fiduciary obligation to you, your affiliates or the TWG Business with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (x) the first anniversary of the date of the Original Commitment Letter, and (y) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

10. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, (i) to any of our affiliates (provided, that, except in the case of assignments between MSSF and Morgan Stanley Bank, N.A. or between Commitment Parties which are affiliates of each other, no assigning Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein) and (ii) subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us, provided, that the foregoing shall not restrict any Arranger (i) in syndicating its (or its affiliates’) remaining Commitment and entering into additional joinder agreements with the Borrower and any additional Commitment Party in connection therewith, (ii) from amending, waiving, supplementing or otherwise modifying any of its rights, benefits or obligations under this Commitment Letter (including, without limitation, under Section 2 hereof, or any other provisions hereof applicable to MSSF, JPMorgan or Wells in their respective capacities as an Arranger or, in the case of MSSF, in its capacity as the Administrative Agent) as mutually agreed to with

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the Borrower to the extent that the Additional Commitment Parties’ rights or obligations hereunder are not adversely affected thereby or (iii) from making any determination in its capacity as an Arranger or the Administrative Agent as provided in this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letters. As used in this Commitment Letter and the Fee Letters, the term “affiliate” includes our lending partners. It is understood and agreed that the Additional Commitment Parties (except as expressly set forth herein) shall not have any rights or benefits with respect to, (a) roles or titles assigned to any of MSSF, JPMorgan or Wells pursuant to this Commitment Letter, (b) the provisions of this Commitment Letter applicable to the Arrangers and the Administrative Agent solely in their respective capacities as such and (c) any provisions of the Fee Letters unless such Additional Commitment Party is a party thereto.

The information, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder except that the information and syndication provisions shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility; provided, that your obligations under this Commitment Letter, other than those pursuant to syndication, clear markets and confidentiality, shall automatically terminate and be superseded by the Credit Documentation (to the extent covered thereby) upon the Closing Date, and (to the extent so covered) you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof and of the Joinder Fee Letter prior to 5:00 p.m. (New York City time) on January 24, 2018. If the Commitment Letter and the Joinder Fee Letter have not been executed and returned by such time, then the Commitment Parties’ offer hereunder shall terminate at such time. After your execution and delivery to us of this Commitment Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Bridge Loan Agreement by all parties thereto, (ii) December 17, 2018, (iii) the closing of the Merger Transactions without the use of the Facility and (iv) the valid termination of the Merger Agreement in accordance with its terms (the earliest of clauses (ii) through (iv) being the “Commitment Termination Date”); provided, that the termination of any Commitment pursuant to this sentence shall not prejudice your rights and remedies with respect to any breach of this Commitment Letter or the Fee Letters that occurred prior to any such termination.

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Each of the parties hereto agrees that this Commitment Letter and the Fee Letters are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.

Upon and following the execution of this Commitment Letter and the Joinder Fee Letter by each of the parties hereto and thereto, the Original Commitment Letter shall be deemed amended and superseded (but not novated) by the terms hereof and (as applicable) the terms of the Joinder Fee Letter. This Commitment Letter is the “Amended and Restated Commitment Letter” referred to in the Interim Commitment Letter, and the Borrower, MSSF, JPMorgan and Wells agree that the commitments under the Interim Commitment Letter have been terminated upon the execution of this Commitment Letter by each of the parties hereto.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

MORGAN STANLEY BANK, N.A.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kristen M. Murphy
Name: Kristen M. Murphy
Title: Vice President

[Signature Page to Amended and Restated Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michelle S. Dagenhart
Name: Michelle S. Dagenhart
Title: Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Stephen Locke
Name: Stephen Locke
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Ferris Joanis
Name: Ferris Joanis
Title: Vice President

[Signature Page to Amended and Restated Commitment Letter]

BANK OF MONTREAL

By:	/s/ David C. Doran
Name: David C. Doran
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ David Blue
Name: David Blue
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first written above by:

ASSURANT, INC.

By:	/s/ Richard Dziadzio
Name: Richard Dziadzio
Title: Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated Commitment Letter]

Schedule I

Commitments

Initial Lender	Original Tranche Commitment	Incremental Tranche Commitment
Morgan Stanley Bank, N.A.	$350,000,000	$175,000,000
JPMorgan Chase Bank, N.A.	$255,000,000	$127,500,000
Wells Fargo Bank, National Association	$255,000,000	$127,500,000
U.S. Bank National Association	$60,000,000	$30,000,000
Bank of Montreal	$40,000,000	$20,000,000
KeyBank National Association	$40,000,000	$20,000,000

Total	$1,000,000,000.00	$500,000,000.00

Exhibit A

PROJECT MICHIGAN

$1.5 BILLION 364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meanings as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	THE PARTIES

Borrower:	Assurant, Inc. (the “Borrower”).

Guarantors:	All obligations of the Facility shall be guaranteed by each existing and future subsidiary of the Borrower (other than foreign subsidiaries of the Borrower and any Managed Vehicle) (including, without limitation, the TWG Business) but only if (i) such subsidiary incurs, borrows or guarantees any Material Indebtedness (other than intercompany indebtedness) or (ii) otherwise agreed by the Arrangers and the Borrower that such subsidiary should provide a guarantee; provided that any subsidiary shall not be required to provide any such guarantee prior to the date which is the earlier of (x) 60 days after the Closing Date (or such later date as the Administrative Agent reasonably may agree) and (y) the date (not earlier than the Closing Date) on which the applicable subsidiary incurs, borrows or guarantees any committed or outstanding Material Indebtedness (other than intercompany indebtedness). Each such guarantor of the Facility is referred to herein as a “Guarantor”.

Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”), JPMorgan Chase Bank N.A. and Wells Fargo Securities, LLC will act as joint lead arrangers and joint bookrunners for the Facility (in such capacities, the “Arrangers”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including the Arrangers and/or any of their respective affiliates, arranged by the Arrangers in accordance with the syndication provisions of the Commitment Letter (collectively, the “Lenders”).

II.	THE FACILITY

Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $1.5 billion (the “Facility”), consisting of:

(i) a $1.0 billion tranche (the “Original Tranche”); and

(ii) a $500 million tranche (the “Incremental Tranche”, and together with the Original Tranche, each a “Tranche”).

Availability:	The loans (the “Loans”) shall be made in a single drawing by the Borrower on the Closing Date and any undrawn commitments under the Facility (the “Commitments”) shall automatically be terminated on the Closing Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date.

Purpose:	The proceeds of the Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments / Commitment Reductions:	The Loans may be prepaid, and the Commitments may be reduced, by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayment of the Loans may not be reborrowed.

Mandatory Prepayments / Commitment Reductions:	The following amounts shall be applied to prepay the Loans (and, prior to the Closing Date, the Commitments, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a) 100% of the net cash proceeds (including into escrow) of any borrowing, sale or issuance of any debt securities, loans or other debt financing (other than Excluded Debt (as defined below)) and any equity securities or equity-linked securities (other than (i) issuances pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors and (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other any member of the Arbor Group (as defined below) under applicable law) by any member of the Arbor Group, in each case on or after the date of the Commitment Letter; and

(b) 100% of the net cash proceeds, whether in cash or cash equivalents (which are above (x) $25 million for any single transaction or a series of related transactions and (y) $100 million in the aggregate), of any asset sale or other disposition (including as a result of a casualty or condemnation event) by any member of the Arbor Group (to the extent not reinvested within 9 months following receipt or, in the case of a casualty or condemnation event, such longer period as may be reasonably required to reinstate or repair the affected asset), except for (i) the unwinding of hedging arrangements, (ii) disposition of accounts receivable as part of collection, (iii) the sale of inventory, investments or other assets in the ordinary course of business or (iv) sales or dispositions among members of the Arbor Group, in each case on or after the date of the Commitment Letter.

For the purpose hereof:

“Arbor Group” means the Borrower and its subsidiaries.

“Excluded Debt” means (i) intercompany debt among members of the Arbor Group, (ii) credit extensions under the Revolving Credit Agreement or any refinancing thereof up to the existing commitments thereunder as of the date of the Commitment Letter, (iii) commercial paper issuances, (iv) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, financial leases, hedging and cash management obligations and any other similar ordinary course debt, (v) purchase money and equipment financings and similar obligations, (vi) loans borrowed under any Qualifying Committed Financing (as defined below) to the extent the commitments in respect of such loans have previously been applied to reduce the Commitments, (vii) the Term Loan Facility in an aggregate principal amount up to $350 million, (viii) any indebtedness of any Managed Vehicle (as defined in the Credit Agreements), provided, that such indebtedness shall be Non-Recourse Indebtedness (as defined in the Credit Agreements) and (ix) other debt (excluding any Permanent Financing) in an aggregate principal amount up to $100 million.

If the Borrower or any of its subsidiaries enters into any committed but unfunded term loan or private placement agreement (other than the Term Loan Facility in an aggregate principal amount up to $350 million) in connection with financing the Transactions (a “Qualifying Committed Financing”) with conditions to availability thereunder which are no more restrictive on the Borrower than the conditions to availability of the Facility as reasonably determined by the Borrower upon entering into such Qualifying Committed Financing, then the Commitments shall be automatically reduced by the committed principal amount of such Qualifying Committed Financing on the date of execution of the definitive loan or other applicable agreement with respect thereto.

The Borrower shall notify the Administrative Agent within two business days of receipt of the foregoing amounts or within two business days of entering into any Qualifying Committed Financing.

Any mandatory prepayment of the Loans may not be reborrowed.

All voluntary and mandatory prepayments of Loans and reductions of commitments with respect to the Facility as set forth above shall be allocated (i) between each Tranche on a pro rata basis and (ii) among the Lenders within such Tranche on a pro rata basis (or, as between Lenders within such Tranche that are affiliated with each other, allocated between them as they and the Arrangers may otherwise determine).

IV.	CERTAIN CONDITIONS

Conditions to Availability of Loans:	Subject to the Limited Conditionality Provisions, the Facility shall be available on the date (the “Closing Date”) occurring not later than the Commitment Termination Date on which the conditions precedent set forth in Exhibit B attached hereto are satisfied.

V.	CERTAIN DOCUMENTATION MATTERS

Documentation Principles:	The Credit Documentation will be drafted by counsel to the Arrangers and negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provisions and will contain representations and warranties, covenants, events of default and other provisions which, in each case, are substantially similar to the Term Loan Agreement, with modifications (i) to reflect the terms of the Amended and Restated Merger Agreement (including that the Borrower does not and will not have a parent company) and (ii) otherwise consistent with the Commitment Letter and this Term Sheet and otherwise reflecting the reasonable administrative and operational requirements of the Administrative Agent (collectively, the “Documentation Principles”).

Representations and Warranties:	Substantially similar to the Term Loan Agreement (subject to the Documentation Principles) and in each case to be made on the date of the Credit Documentation (other than solvency) and on the Closing Date. It is understood that the Commitments of the Lenders and the making of Loans thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as referred to in paragraph 8 of Exhibit B.

Affirmative and Negative Covenants:	Substantially similar to the Term Loan Agreement (subject to the Documentation Principles).

Financial Covenants:	Following the making of the Loans on the Closing Date:

(a) Maximum Indebtedness to Capitalization Ratio. The Indebtedness to Capitalization Ratio of the Borrower and its subsidiaries as of the last day of any Fiscal Quarter shall not exceed (i) 0.40 to 1.0 for the period from the Closing Date until and including the last day of the second full fiscal quarter following the Closing Date and (ii) thereafter, 0.35 to 1.0.

(b) Minimum Consolidated Adjusted Net Worth. The Consolidated Adjusted Net Worth of the Borrower and its subsidiaries shall not at any time be less than the sum of (a) an amount equal to 70% of the Consolidated Adjusted Net Worth of the Borrower and its subsidiaries on the Closing Date, calculated on a pro forma basis after giving effect to the Merger Transactions, including, without limitation, adjustments for purchase accounting and the issuance of any equity in connection therewith, (b) 25% of Consolidated Net Income for each Fiscal Quarter (beginning with the first full Fiscal Quarter ending after the Closing Date) for which Consolidated Net Income (measured at the end of each such Fiscal Quarter) is a positive amount and (c) 25% of the net cash proceeds received by the Borrower or any of its subsidiaries after the Closing Date from any capital contribution to, or issuance of any Capital Stock, Disqualified Capital Stock and Hybrid Securities (but only to the extent such Capital Stock, Disqualified Capital Stock and Hybrid Securities are included, at the time of issuance thereof, in Consolidated Adjusted Net Worth pursuant to the definition thereof) of, the Borrower or any subsidiary (but excluding any issuance by a subsidiary to the Borrower or to a wholly-owned subsidiary, and any capital contribution by the Borrower or a subsidiary to a wholly-owned subsidiary).

Capitalized terms used above and not defined herein shall each have substantially the same definitions as contained in the Term Loan Credit Agreement; provided that, if on the Closing Date any of the financial covenants in the Term Loan Agreement as of such date are more restrictive than that which is set forth in the Term Loan Agreement as of the date hereof, then the Facility shall be deemed modified to be substantially the same as such financial covenants in the Term Loan Agreement as of the date hereof.

Events of Default:	Substantially similar to the Term Loan Agreement (subject to the Documentation Principles).

Without limiting (and subject to) the conditions set forth in Exhibit B, the Lenders shall not be entitled to terminate the Commitments prior to the Closing Date unless (a) any fees or expenses required to be paid pursuant to this Commitment Letter or the Fee Letter have not been paid within three business days after such fees or expenses are due and payable in accordance with the terms thereof or (b) an event of default under sections 7.6, 7.7 and 7.9 (bankruptcy/insolvency/dissolution events, but solely with respect to the Borrower) under the Credit Agreements has occurred and is continuing. The acceleration of the Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and Commitments, except that the consent of (i) each Lender directly affected thereby shall also be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of such Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation and (e) modifications to any of the voting percentages, (ii) 100% of the Lenders shall be required with respect to the release of any Guarantor from its guarantee and (iii) Lenders holding not less than a majority of the aggregate amount of the Loans and Commitments under any Tranche to the extent that such amendment or waiver affects the Lenders under such Tranche differently than the Lenders under the other Tranche.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the corresponding provisions of the Term Loan Agreement.

Assignments and Participations:

The Lenders shall be permitted to assign (other than to the Borrower and its affiliates) all or a portion of their Loans and Commitments (which assignment shall not be required to be made ratably between Tranches) with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or, only with respect to an assignment made after the Closing Date, an approved fund, (ii) a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing or (iii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or, only with respect to an assignment made after the Closing Date, an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5 million, unless otherwise agreed by the Borrower (unless an event of default under the Credit Documentation has occurred and is continuing) and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within five business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans subject to restrictions consistent with the Documentation Principles and in accordance with applicable law. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (limited, in the case of counsel, to the reasonable and documented fees, disbursements and other charges of one common counsel and reasonably required local counsel (limited to one such counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of one common counsel for similarly situated parties and reasonably required local counsel (limited to one such counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction plus one reasonably required insurance regulatory counsel) to the affected indemnified person), in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from (A) the gross negligence, bad faith or willful misconduct of such indemnified party or any Related Person thereof or (B) or a material breach by such indemnified person or any Related Person thereof of its obligations under the Credit Documentation or (ii) result from a dispute solely among indemnified parties that does not involve an act or omission by the Borrower or any of its affiliates and are not brought against such indemnified party in such capacity as an agent or arranger or similar role under the Facility).

Governing Law and Forum:	New York law; provided that the laws of the State of Delaware shall govern in determining (i) whether the Merger Transactions have been consummated in accordance with the terms of the Amended and Restated Merger Agreement, (ii) whether a Target Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Merger Agreement Representations. The Borrower will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York exclusive jurisdiction.

EU Bail-in Provisions:	The Facility shall include customary provisions pertaining to EU Bail-In.

Counsel to the Administrative Agent and the Arrangers:	Weil, Gotshal & Manges LLP.

Annex I

to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

        (i) the ABR plus the Applicable Margin; or

        (ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen; provided, that the LIBO Rate will be deemed to be not less than 0.00% per annum.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 17.5 basis points (provided, that such rate per annum shall automatically increase to 22.5 basis points on and following October 17, 2018) on the daily average undrawn Commitments of such Lender, accruing during the period commencing on:

(i) with respect to the Original Tranche, the date of execution of the Bridge Loan Agreement; and

(ii) with respect to the Incremental Tranche, the later of (a) March 9, 2018 and (b) the date of execution of the Bridge Loan Agreement,

Accrued Commitment Fees shall be paid quarterly in arrears and upon termination of the Commitments (including on the Closing Date); provided, that any such Commitment Fees shall accrue without duplication to any Ticking Fees (as defined in the Fee Letter).

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after Closing Date	180 days after Closing Date	270 days after Closing Date
50 bps	75 bps	100 bps

Default Rate:	At any time upon the occurrence and during the continuation of any payment default, all overdue amounts under the Facility shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2.00% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

to Exhibit A

PROJECT MICHIGAN

Pricing Grid

Borrower’s Senior Debt Rating (S&P/Moody’s)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans

Rating Level 1: ≥ A / A2	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps

Rating Level 2: A- / A3	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps

Rating Level 3: BBB+ / Baa1	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	112.5 bps	212.5 bps

Rating Level 4: BBB / Baa2	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps

Rating Level 5: ≤ BBB- / Baa3	87.5 bps	187.5 bps	112.5 bps	212.5 bps	137.5 bps	237.5 bps	162.5 bps	262.5 bps

“Debt Rating” means the Moody’s Rating or the S&P Rating.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Rating Level will be Level 5 (except as a result of either S&P or Moody’s, as the case may be, ceasing to be in the business of issuing public debt ratings, in which case the Rating Level shall be determined by reference to the available rating); (b) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Rating Level will be Level 5; (c) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings; provided that in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (d) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

Exhibit B

PROJECT MICHIGAN

$1.5 BILLION 364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

The availability of the Loans on the Closing Date shall be subject solely to the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. Subject to the Limited Conditionality Provisions, each party thereto shall have executed and delivered the Credit Documentation.

2. (a) The Merger Transactions shall have been, or substantially concurrently with the funding under the Facility shall be, consummated in accordance with the terms of the Amended and Restated Merger Agreement (as may be amended, supplemented or otherwise modified pursuant to subclause (b) below) and (b) no provision of the Amended and Restated Merger Agreement shall have been amended, supplemented or otherwise modified, and no waiver or consent by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arrangers’ prior written consent; provided, that (i) any decrease in the purchase consideration for the Merger Transactions shall be deemed not materially adverse to the Lenders so long as the cash portion (if any) of such decrease shall have been allocated to reduce the Commitments in an amount equal thereto and (ii) (x) any increase in the cash purchase consideration equal to or less than 10% in the aggregate shall be deemed not materially adverse to the Lenders and (y) any increase in the purchase consideration shall be deemed not materially adverse to the Lenders so long as such increase is paid in common stock of the Borrower.

3. (a) Except as otherwise disclosed to the Arrangers in a schedule to the TWG Disclosure Letter (as defined in the Amended and Restated Merger Agreement) delivered to the Arrangers immediately prior to their execution of the Commitment Letter, since December 31, 2016 through the date of the Amended and Restated Merger Agreement, there has not been any Target Material Adverse Effect; and (b) since the date of the Amended and Restated Merger Agreement, no event, development, circumstance or occurrence shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. For the purposes hereof, “Target Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, development or effect that (A) is materially adverse to the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of Target and its Subsidiaries, taken as a whole, except, with respect to this clause (A), to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on Target and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Target’s industry; (ii) changes in or events affecting the financial services or warranty industry, insurance and insurance services or warranty industries or brokerage industry generally so long as such conditions do not have a materially disproportionate effect on Target and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Target’s industry; (iii) any effect arising out of a change in GAAP, SAP or Law so long as such conditions do not have a materially disproportionate effect on Target and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Target’s industry; (iv) the announcement or pendency of the Amended and Restated Merger Agreement or the Original Merger Agreement and the transactions contemplated by the Amended and Restated Merger Agreement or the Original Merger Agreement; (v) any failure by Target to meet any published estimates of revenues, earnings or other financial projections

(provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Target Material Adverse Effect that may have resulted in or contributed to or is attributable to such failure); (vi) natural disasters so long as such natural disasters do not have a materially disproportionate effect on Target and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Target’s industry; (vii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of Target and its Subsidiaries; (viii) changes in the credit, financial strength or other rating of Target, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Aggregate Consideration or the proposed refinancing of any outstanding indebtedness of the Target or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Target Material Adverse Effect), (ix) any change in applicable Tax Law as a result of or in relation to U.S. Tax Reform; or (x) compliance by the Target with the express terms and conditions of the Amended and Restated Merger Agreement or (B) materially delays, prevents or impedes the ability of any of the TWG Parties to timely consummate the transaction the Amended and Restated Merger Agreement contemplates. All terms capitalized used in this paragraph 3 or the definition of “Target Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Amended and Restated Merger Agreement (as of the date hereof).

4. The Arrangers shall have received (a) audited consolidated balance sheets as of the end of the last two full fiscal years and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries as of the end of and for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year except for the balance sheet), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100 (or its successor or equivalent), and prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act of 1933, as amended, (the “Securities Act”); and (b)(i) audited consolidated annual balance sheets as of the end of the last two full fiscal years and related statements of income, changes in stockholders’ equity and cash flows of Target or any predecessor and its subsidiaries for the last three full fiscal years ended at least 90 days prior to the Closing Date (prior to giving effect to the Merger Transactions) (it being acknowledged by the Arrangers that the audited consolidated financial statements referred to in this clause (b)(i) have been received of Target and its subsidiaries for the years ended December 31, 2016 and December 31, 2015 and of the predecessor of Target and its subsidiaries for the periods from August 1, 2014 to December 31, 2014 and January 1, 2014 to July 31, 2014), as well as unaudited interim consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows of Target and its subsidiaries as of the end of and for each subsequent fiscal quarterly interim period or periods ended at least 45 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year except for the balance sheet) (prior to giving effect to the Merger Transactions) (which shall have been reviewed by the independent accountants for the TWG Business as provided in Statement of Auditing Standards No. 100 (or its successor or equivalent)) and (ii) pro forma financial statements of the Borrower reflecting the Transactions, in each case, under this clause (b) for the periods required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act to the extent required to be included in a Form 8-K on the Closing Date, regardless of any grace periods thereunder, and prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act.

5. The Lenders, the Administrative Agent, the Commitment Parties and the Arrangers shall have received all fees required to be paid pursuant to this Commitment Letter or the Fee Letter, and all expenses required to be paid for which invoices have been presented at least two business days prior to the Closing Date, on or before the Closing Date.

6. The Lenders shall have received (a) customary legal opinions from counsel to the Borrower, (b) corporate organizational documents, (c) good standing and customary officer certificates (including, without limitation, a customary certificate that the conditions precedent contained herein have been satisfied as of the Closing Date and a solvency certificate with respect to the Borrower substantially in the form set forth in Annex I attached to this Exhibit B from the chief financial officer or other officer with equivalent duties of the Borrower) and (d) resolutions, borrowing notices and other instruments, in the case of clauses (a) through (d), as are customary for transactions of this type and reasonably satisfactory to the Administrative Agent and the Borrower.

7. To the extent reasonably requested at least ten business days prior to the Closing Date by any of the Administrative Agent, the Arrangers or the Lenders, the Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8. (i) There shall exist no default or event of default under the Credit Documentation corresponding to the following sections of Article VII of the Term Loan Agreement: section 7.1 (failure to make payments), section 7.2 (defaults in other agreements, but solely with respect to non-payment of Material Indebtedness of the Borrower), section 7.3 (breach of covenants by the Borrower, but solely with respect to the Liens and Priority Indebtedness covenants) and sections 7.6, 7.7 and 7.9 (bankruptcy/insolvency/dissolution events, but solely with respect to the Borrower) and (ii) each of the Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Merger Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of such Loans on the Closing Date (except in the case of any Merger Agreement Representation and Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period), it being understood that the Commitments of the Lenders and the making of Loans thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as referred to in this paragraph 8.

9. The Borrower shall have engaged (prior to or concurrently with your execution of the Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arrangers on terms and conditions satisfactory to the Arrangers to arrange permanent financing or refinancing for the Merger Transactions.

Annex I

to Exhibit B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

(a)	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

B-I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

B-I-2